Exhibit 99.1

Biote Reports Third Quarter Financial Results

Strong Third Quarter Revenue of $42 million Driven by Growth in Procedures

2022 Revenue and Adjusted EBITDA Expected at Upper End of Guidance

IRVING, TX – November 8, 2022 - Biote (NASDAQ: BTMD), a leading provider of preventive health care through the delivery of personalized hormone therapy, today announced financial results for the third quarter ended September 30, 2022.

Third Quarter Highlights:

•	Revenue of $42.0 million, an 18% increase year over year.

•	Net loss of $(6.3) million and fully diluted GAAP EPS of $(1.74). Net loss and fully diluted GAAP EPS reflected the impact of transaction-related and other non-operating expenses.

•	Adjusted EBITDA of $12.2 million, a 19% increase year over year.[1]

•	Management expects to achieve the upper end of the guidance ranges for 2022 revenue of $160-$166 million and adjusted EBITDA of $47-$51 million.

•	Sales force expansion remains on track, consistent with the Company’s growth strategy.

•	Strengthened executive management team.

“We believe Biote’s strong third quarter performance reflects our success in expanding our clinic and practitioner network, as we build our brand in existing geographies and expand into new ones. Despite hurricane-related clinic closures in Florida and Puerto Rico, two of our key markets, Biote generated an 18% increase in year over year revenue and a 19% increase in year over year Adjusted EBITDA,” said Biote Chief Executive Officer Terry Weber. “The expansion of our sales team remains on track and continues to open up new growth opportunities as we broaden awareness of the benefits of hormone optimization therapies among both the medical community and consumers. In light of our strong year-to-date financial results, Biote remains on pace to deliver accelerated growth in revenue and Adjusted EBITDA for 2022.”

[1]

Please see the “Reconciliations of Adjusted EBITDA” below for a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income and additional information about adjusted EBITDA.

2022 Third Quarter Financial Review

Revenue for the third quarter of 2022 was $42.0 million, an increase of 18% from $35.6 million for the third quarter of 2021. The increase was primarily driven by continued revenue growth of both procedures and dietary supplements, despite weather-related impact in Florida and Puerto Rico.

Gross profit margin for the third quarter of 2022 was 68.2% compared to 65.4% for the third quarter of 2021. The increase in gross profit margin was primarily due to a more favorable product mix.

Operating income for the third quarter of 2022 was $7.8 million a decrease of 13% from $9.0 million in the third quarter of 2021. The decrease in operating income was primarily driven by transaction-related costs and certain non-recurring legal expenses of $3.1 million as compared to $1.0 million of such costs in the third quarter of 2021.

Net loss for the third quarter of 2022 was $(6.3) million, compared to net income of $8.5 million for the third quarter of 2021. The net loss was primarily due to the impact of transaction-related and certain non-recurring legal expenses as well as non-operating expenses. These items included: a net change in the fair value adjustments to warrant and earnout liabilities of $12.5 million, as compared to no such impact in the third quarter of 2021 and transaction-related expenses and certain non-recurring legal expenses of $3.1 million as compared to $1.0 million of transaction related expenses in the third quarter of 2021.

Adjusted EBITDA for the third quarter of 2022 was $12.2 compared to $10.3 million for the third quarter of 2021. The 19.0% increase in Adjusted EBITDA was primarily driven by the growth in revenue and improved internal efficiencies, partially offset by operating expense growth that was in line with the overall increase in revenue.1

Cash flow from operations for the third quarter of 2022 was $6.4 million, inclusive of transaction-related expenses and certain non-recurring legal expenses of $2.3 million and a compensation expense of $2 million related to the transaction.

2022 Outlook

“Supported by strong revenue growth, high profitability and our annuity-like business model, Biote remains on track for record sales and Adjusted EBITDA in 2022. We continue to see a significant opportunity for profitable growth and expansion, driven by favorable long-term demographic trends and increased patient demand for affordable, effective health-care solutions,” stated Ms. Weber.

2022 Financial Guidance

Based on the company’s strong year-to-date performance and expectations for the fourth quarter, management expects to achieve the upper end of the Company’s previously issued 2022 financial guidance ranges of $160-$166 million in revenue and $47-$51 million in Adjusted EBITDA.

Conference Call:

Terry Weber, Chief Executive Officer, and the Company’s management will host a conference call to review these results and provide a business update beginning at 8:30 a.m. ET on Wednesday, November 9, 2022. To access the conference call by telephone, please dial (866) 524-3160 (U.S toll-free) or

(412) 317-6760 (International). To access a live webcast of the call, interested parties may use the following link: Biote Q3 2022 Earnings Webcast. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net (loss) income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, transaction-related expenses, fair value adjustments to certain equity instruments classified as liabilities and other non-operating costs. Below we have provided a reconciliation of net (loss) income (the most directly comparable GAAP financial measure) to Adjusted EBITDA.

We present Adjusted EBITDA because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for assets;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization therapies delivered by Biote-certified medical providers. Biote trains practitioners how to identify and treat early indicators of hormone-related aging conditions, an underserved $7 billion global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

Except for historical information contained herein, this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitive to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; our limited operating history; our ability to protect our intellectual property; the unpredictability of the effects of the COVID-19 pandemic; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Biote’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Consolidated Financial Data

(In Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total Revenue	$41,970	$35,567	$120,472	$101,860
Income (loss) from operations	$7,815	$8,983	$(68,025)	$28,636
Net (loss) income	$(6,346)	$8,537	$43,345	$27,139

Biote Corp.

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(In Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$(6,346)	$8,537	$43,345	$27,139
Interest expense	1,756	384	2,909	1,301
Income tax expense (benefit)	234	67	(48)	209
Depreciation and amortization	580	332	1,644	987
Loss from extinguishment of debt and other non-operating items	(356)	(5)	(9)	(13)
Share-based compensation expense	746	—	80,016	—
Transaction-related expenses	1,182	749	20,649	884
Litigation and other	1,915	222	2,725	338
Gain from change in fair value of warrant liability	(1,153)	—	(4,552)	—
(Gain) loss from change in fair value of earnout liability	13,680	—	(109,670)	—

Adjusted EBITDA	$12,238	$10,286	$37,009	$30,845

Contacts

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com